Exhibit 99.(h)(2)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is dated as of May     , 2012 and effective as of the date the Fund (defined below) is declared effective by the Securities and Exchange Commission (the “SEC”) or such other date as the parties mutually agree in writing, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the Commonwealth of Massachusetts (“State Street” or the “Transfer Agent”), and each trust or other entity identified on Appendix A attached hereto, severally and not jointly (each such trust or other entity and each trust or other entity made subject to this Agreement in accordance with Section 12 below, a “Fund”).

WHEREAS, the Fund is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer Shares in one or more series, each as named in the attached Appendix A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 12 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, each Fund on behalf of its Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                       TERMS OF APPOINTMENT

1.1                                 Subject to the terms and conditions set forth in this Agreement, the Fund on behalf of the Portfolios hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, (i) transfer agent for each Portfolio’s authorized and issued Shares, (ii) dividend disbursing agent and (iii) agent in connection with any dividend reinvestment plan or similar plans provided to shareholders (“Shareholders”) of each of the respective Portfolios of the Fund and set out in the currently effective prospectus and Statement of Additional Information of the Fund and each Portfolio from time to time.

1.2                                 Services. In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent shall:

(i)                                     receive orders for the purchase of Shares from the Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund (the “Custodian”);

(ii)                                  pursuant to such purchase orders, book such Share issuance to the appropriate Shareholder account;

(iii)                               receive redemption requests and redemption directions from the Trust and deliver the appropriate documentation thereof to the Custodian;

(iv)                              with respect to the transactions in items (i) and (iii) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Trust who shall thereby be deemed to be acting on behalf of the Trust;

(v)                                 at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)                              process transfers of Shares owned by the registered owners thereof upon receipt of proper instruction;

(vii)                           process and transmit payments for any dividends and distributions declared by the Fund;

(viii)                        record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares of the Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(ix)                                implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public;

(x)                                   perform certain other customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining direct Shareholder accounts, maintaining such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to dividends and distributions to direct Shareholders, preparing and mailing confirmation forms and statements of account to direct Shareholders for all purchases and transfers of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for direct Shareholders, providing Shareholder account information and processing direct Shareholder correspondence and complaints;

(xi)                                provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Transfer Agent;

(xii)                             provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Fund in connection with Rule 38a-1 of the 1940 Act with respect to the services provided by the Transfer Agent;

(xiii)                          locate “lost shareholders” and assist the Fund with its obligations to escheat direct Shareholder accounts as required under applicable state law;

(xiv)                         State Transaction (“Blue Sky”) Reporting. The Fund shall be solely responsible for its “blue sky” compliance and state registration requirements. The Transfer Agent’s responsibility for state transaction reporting is solely limited to providing a third-party vendor with the total number of Shares sold in each State;

(xv)                            Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

1.3                                 Call Center Services.

(i)                                     Upon request of the Fund with respect to each Portfolio, the Transfer Agent shall provide call center services form 10:00 a.m. to 7:00 p.m.,

Eastern Time, each day on which the New York Stock Exchange is open for trading (a “Business Day”). On such Business Days, the Transfer Agent shall answer and respond to inquiries from existing Shareholders of the Portfolios, advisers and broker-dealers on behalf of such Shareholders, in accordance with the telephone scripts provided by the Fund to the Transfer Agent. Such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Portfolios, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests.

(ii)                                  On each Business Day, the Transfer Agent shall receive orders for the purchase of Shares and requests for the exchange or redemption of Shares from existing Shareholders of the Portfolios, advisers and broker-dealers on behalf of such Shareholders, who have been authorized by the Fund for telephone transaction privileges as sets forth in the Fund’s prospectus. Any such orders and requests will be processed in accordance with subsections (i), (ii) and (iii) of Section 1.2. Notwithstanding the foregoing, it shall be the sole responsibility of the Fund to ensure that each Shareholder, adviser or broker-dealer placing orders or requests by telephone has agreed to hold the Transfer Agent and any of its affiliates, and each of their respective directors, trustees, officers, employees and agents harmless from any losses, expenses, costs or liabilities (including attorney fees) that may be incurred in connection with the exercise of these privileges.

1.4                                 Authorized Persons. The Fund, on behalf of each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or redeem the Shares.

1.5                                 Anti-Money Laundering and Client Screening. With respect to the Fund’s or any Portfolio’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund or its delegate shall, directly or indirectly but only to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6                                 Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, a Portfolio, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, a Portfolio, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7                                 The Transfer Agent shall provide and maintain such office facilities and personnel as it considers reasonable and appropriate to provide the services contemplated herein.

2.                                       FEES AND EXPENSES

2.1                                 Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent the fees and expenses set forth in the fee schedule (the “Fee Schedule”). Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time, subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth in the Fee Schedule shall apply with respect to each Portfolio set forth on Schedule A hereto as of the date hereof and to any newly created Portfolios added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Portfolio is to become a party to this Agreement as a result of an acquisition or merger, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Portfolio.

2.2                                Out of Pocket Expenses. In addition to the fees paid under Section 2.1 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Transfer Agent for reasonable out of pocket expenses, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto. In addition, any other reasonable expenses incurred by the Transfer Agent at the request or with the consent of the Fund will be reimbursed by the Fund on behalf of the applicable Portfolio.

2.3                                 Invoices. The Fund agrees on behalf of each of the Portfolios to pay all fees and out of pocket expenses due hereunder within thirty (30) days following the receipt of the respective invoice. Postage for mailing of dividends, proxies, reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1                                 It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2                                 It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3                                 It is duly qualified to carry on its business in the Commonwealth of Massachusetts and in every other jurisdiction, if any, where such qualification is required.

3.4                                 It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5                                 All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6                                 It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

3.7                                 No legal or administrative proceedings have been instituted or threatened which would materially impair its ability to perform its duties and obligations under this Agreement.

3.8                                 The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Fund’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUND ON BEHALF OF THE PORTFOLIOS

Each Fund on behalf of the Portfolios represents and warrants to the Transfer Agent that:

4.1                                The Fund is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware.

4.2                                 The Fund is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3                                 All requisite proceedings have been taken to authorize the Fund to enter into, perform and receive services pursuant to this Agreement.

4.4                                 The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (or will be upon the effectiveness of the Fund’s registration statement).

4.5                                 A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently, or at the time Shares are first offered to the public will be, effective and will remain effective, and all appropriate state securities law filings have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale by the Fund.

5. DATA ACCESS AND PROPRIETARY INFORMATION

5.1                                 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or a third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or such other third party. In no event shall Proprietary Information be deemed Customer Information (as defined below) or the confidential information of the Fund. The Fund, on behalf of itself and the Portfolios, agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers and trustees, on behalf of the Portfolios and their agents, to:

(i)                                     use such programs and databases solely on the Fund’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)                                  refrain from copying or duplicating in any way the Proprietary Information;

(iii)                             refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)                              refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)                                 allow the Fund or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)                              honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2                                 Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3                                 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4                                 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5                                Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.                                      WIRE TRANSFER OPERATING GUIDELINES

6.1                                Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to the Custody Agreement between State Street and the Fund and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund’s instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2                                 Security Procedure. The Fund on behalf of the Portfolios acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by the Fund from security procedures offered. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe that unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all instructions received from the Fund according to the Security Procedure.

6.3                                 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4                                 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (i) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5                                Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.

However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6                                 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7                                 Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8                                 ACH Credit Entries/Provisional Payments. When a Portfolio initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Portfolio in connection with such entry, and the party making payment to the Portfolio via such entry shall not be deemed to have paid the amount of the entry.

6.9                                Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Fund must report any objections to the execution of an order within thirty (30) calendar days.

7. STANDARD OF CARE / LIMITATION OF LIABILITY

The Transfer Agent shall at all times act in good faith and without negligence in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, willful misfeasance or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section. In any event, except as otherwise agreed by the parties in writing, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the effective date of this Agreement and terminating on December 31, 2012 shall be the effective date of this Agreement through December 31, 2012, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be the effective date of this Agreement through December 31, 2012, calculated on an annualized basis.

8.                                       INDEMNIFICATION

8.1                                 The Transfer Agent shall not be responsible for, and the Fund on behalf of itself and each Portfolio shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)                                     all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, willful misfeasance or willful misconduct;

(ii)                                  the Fund’s material breach of any representation, warranty or covenant of the Fund hereunder;

(iii)                             the Fund’s lack of good faith, negligence, willful misfeasance or willful misconduct;

(iv)                              reasonable reliance upon, and any reasonable subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or its officers, or the Fund’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Fund or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)                                 the offer or sale of Shares by the Fund in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)                              the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent, provided that such actions are taken in good faith and without negligence, willful misfeasance or willful misconduct;

(vii)                          all actions relating to the transmission of Fund, Portfolio or Shareholder data through the NSCC clearing systems, if applicable, provided that such actions are taken in good faith and without negligence, willful misfeasance or willful misconduct; and

(viii)                      any tax obligations of the Fund, any Portfolio or its shareholders under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2                                 At any time the Transfer Agent may seek instruction from any officer of the Fund or his or her designee and may reasonably consult with outside counsel for the Fund at the expense of the Fund, or with its own counsel at its own expense, with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement. The Transfer Agent shall not be liable, and shall be indemnified by the Fund on behalf of the applicable Portfolio, for any action taken or omitted by it in good faith in reasonable reliance upon such instructions or upon the opinion of the Fund’s counsel, its own counsel or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund on behalf of the Portfolios, or any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Transfer Agent shall not be held to have notice of any change of authority of a person, until receipt of written notice thereof from the Fund.

8.3                                 In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Fund of such assertion, and shall keep the Fund advised with respect to all material developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent, which shall not be unreasonably withheld.

9. ADDITIONAL COVENANTS OF THE FUND AND THE TRANSFER AGENT

9.1                               The Fund shall promptly furnish to the Transfer Agent the following:

(i)                                    A certificate of the Secretary of the Fund certifying the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)                                 A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

9.2                                The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3                                Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

10. CONFIDENTIALITY AND PRIVACY

10.1 The Transfer Agent and the Fund, on behalf of itself and the Portfolios, agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section 10.1 shall survive the termination or expiration of this Agreement for a period of ten (10) years.

10.2 The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11. EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

This Agreement shall remain in full force and effect for an initial term ending on the two year anniversary of the effective date of this Agreement (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund or applicable Portfolio shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements that are subject to reimbursement under this Agreement.

In the event of: (i) the Fund’s termination of this Agreement with respect to the Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Transfer Agent with respect to the Fund or such Portfolio) and shall reimburse the Transfer Agent for its costs, expenses and disbursements that are subject to reimbursement under this Agreement. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or such Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or such Portfolio is no longer viable, (b) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another entity, or (c) the sale by the Fund or a Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Fund or such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Portfolio.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

12.                           ADDITIONAL FUNDS AND PORTFOLIOS

In the event that any trust in addition to the Funds listed on the attached Appendix A, desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such trust shall become a Fund hereunder.

In the event that the Fund establishes one or more series of Shares in addition to the Portfolios listed on the attached Appendix A, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

13.                            ASSIGNMENT

13.1 Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

13.2 Nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund on behalf of the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund on behalf of the Portfolios. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.                           SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act (“Section 17A(c)(2)”), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) a BFDS affiliate duly registered as a transfer agent or (iv) other affiliated or unaffiliated third party duly registered as a transfer agent pursuant to Section 17A(c)(2); provided, however, that the Transfer Agent shall remain liable to the Fund for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

15.                           MISCELLANEOUS

15.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

15.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

15.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.4 Business Continuity. The Transfer Agent will implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Transfer Agent in a manner and timeframe consistent with legal, regulatory and business requirements applicable to the Transfer Agent in its provision of services hereunder.

15.5 Data Protection.   The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number,

(c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.6 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.7 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.8 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.9 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.10 Merger of Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.11 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.12 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.13 Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other).

(a)                                  If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 937-6912

Facsimile: (617) 937-8139

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, Massachusetts 02110

Attn: Mary Moran Zeven, Esq.

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)                                 If to the Fund, to:

Avenue Mutual Funds Trust

399 Park Avenue, 6th Floor

New York, New York 10022

Attention: Randy Takian

Telephone: (212) 878-3544

Facsimile: (212) 486-2580

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:

	Name:	Michael F. Rogers

	Title:	Executive Vice President

EACH TRUST IDENTIFIED ON APPENDIX A ATTACHED HERETO

By:

	Name:	Randy Takian

	Title:	President & Chief Executive Officer

APPENDIX A

LIST OF FUNDS

Avenue Mutual Funds Trust, on behalf of the following Portfolios: Avenue Credit Strategies Fund

A-1